Exhibit 10.64

October 1st, 2023

Valentina Gregory

Concord, CA

Dear Tina,

We know you have what it takes to accompany us on our journey to bring bitcoin ATM and related Fintech services to the world and it is my pleasure to extend you an offer to join our leadership team as Chief Financial Officer (CFO). This position will report to the Chief Executive Officer. Your tentative start date is October 1st, 2023.

Regarding your compensation, regular pay dates are semi-monthly, on the 15th and last day of each month. The details of your compensation are as follows:

•	Full-time, exempt, salaried position - fully remote
•	Sign in bonus of $10,000
•	$250,000 annual base salary
•	Discretionary yearly bonus potential of up to 80% of your base salary.
•	Health and dental insurance benefits - eligibility effective the first of the month following your date of hire. Employee premiums are currently paid for by the company at 100%,
•	Flexible Personal Time Off- average employee usage is 3 weeks per year,
•	Eligibility for Incentive for ABIT Stock Options at senior leadership level on the common stock of Athena Bitcoin Global when and if such an equity incentive plan is offered and duly authorized,

Bonus Eligibility: You will be eligible to receive a target discretionary yearly bonus, based on the Company's performance and your individual performance. Whether Athena awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the "Board"). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first pay period of the year based on the prior year's performance. You must be employed on the date the bonus is scheduled to be paid in order to receive the bonus payment. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Please note that this employment offer is contingent on your satisfactory completion of all onboarding documents and agreements (including but not limited to non-compete, NDA, Non Trading, among others) as well as completing and passing all reference, background, education, and employment screens, checks and processes.

By signing below, you are certifying that you have not entered into any agreements with your previous employer that would in any way restrict the activities required to perform your job with Athena. In addition, please note that if you possess any confidential or proprietary information regarding your previous employer, we insist that you do not disclose or use such information in connection with your Athena employment.

Athena Bitcoin Global	Athena Bitcoin. Inc.

Should you choose to accept this offer, please understand that your employment is at-will, meaning that you have the right to end your employment with us at any time, for any reason or no reason, with or without cause or advance notice - and, of course, Athena has that same right. In addition, please note that, from time to time, Athena may need to change your assignments, positions, and compensation levels to meet changing business needs and conditions.

Upon acceptance of this offer, you will receive your new hire paperwork via your email address.

We look forward to the potential of you joining the leadership team at Athena and we'll be behind you each step of the way. Please contact me if you have any questions.

Sincerely,

Matias Goldenhorn

Chief Executive Officer

I, Tina Gregory, have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Athena Bitcoin is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

Signature: /s/ Matias Goldenhorn	Date: 10/4/2023

Signature: /s/ Tina Gregory	Date: 10/4/2023

Athena Bitcoin Global	Athena Bitcoin. Inc.